INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement Nos. 33-43900 and 333-32719 of New England Business Service, Inc. on Form S-8 of our report dated November 26, 1997 appearing in this Annual Report on Form 11-K of the 401(k) Plan for Employees of New England Business Service, Inc. for the year ended June 28, 1997.


/S/Deloitte & Touche LLP
Boston, Massachusetts
December 19, 1997